EXHIBIT 10.2

Dawn N. Edwards Senior Vice President, Human Resources	123 MAIN STREET BRISTOL, CT 06010-6307	T: 860.583.7070

June 7, 2013                            Private & Confidential

Mr. Christopher J. Stephens
16 Raymond Lane
Milford, Connecticut 06897

Subject: Amendment to Your January 15, 2009 Offer Letter Re: Relocation Benefits

Dear Chris:

We are pleased to inform you that the company has decided to amend your January 15, 2009 offer letter by providing you a one-time relocation benefit of up to $160,000.00 (inclusive of any tax-gross up, if applicable) for eligible expenses incurred with your relocation to the Greater Hartford/Bristol area where our headquarters are located. Eligible expenses are generally those consistent with the company's relocation policy and its practices under the policy. For the avoidance of doubt, this one-time benefit does not include any home buy-out. This one-time benefit is available only if the relocation is completed by December 31, 2013.

All payments made to you by the company as part of this benefit have to be repaid upon written demand by the company if on or before July 1, 2014 either you terminate your employment voluntarily or the company terminates your employment for cause.

You will be reimbursed for eligible relocation expenses, upon expense details being submitted by you, reviewed by Robert Schneider and approved by the Sr. Vice President, Human Resources and Chief Executive Officer.

If you have any questions, please do not hesitate to contact me at (860) 973-2119.

Very truly yours,

/s/ DAWN N EDWARDS

Dawn N. Edwards
Senior Vice President, Human Resources
Barnes Group Inc.